Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of SOS Limited on Forms S-8 (file Nos. 333-250141; 333-262636), Forms F-3 (File Nos. 333-250145; 333-252279), Form F-3MEF (File No. 333-253237) and Form F-3ASR (File No. 333-253402) of our report dated May 2, 2022 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2019, 2020 and 2021, and for the three years in the period ended December 31, 2021, which report is included in this Annual Report on Form 20-F of the Company for the year ended December 31, 2021.

Audit Alliance LLP

Singapore

May 2, 2022